                                                                     EXHIBIT 2.1

                    AMENDMENT NO. 1 TO STOCKHOLDERS AGREEMENT

         AMENDMENT NO. 1, dated as of March 19, 2004 (this "Amendment"), to the Stockholders Agreement, dated as of June 23, 2003 (the "Stockholders Agreement"), by and among MMC Norilsk Nickel, a Russian open joint stock company ("Norilsk Nickel"), Norimet Limited, a company organized under the laws of England and Wales and an indirect, wholly-owned subsidiary of Norilsk Nickel ("Buyer"), and Stillwater Mining Company, a company organized under the laws of Delaware (the "Company"). Capitalized terms not defined herein shall have the meaning ascribed to them in the Stockholders Agreement.

                                   WITNESSETH:

         WHEREAS, on June 23, 2003, the Parties entered into the Stockholders Agreement, which established certain corporate governance principles for the Company;

         WHEREAS, this Amendment has been approved by the Company's Public Directors;

         WHEREAS, the Parties desire to amend the Stockholders Agreement to enable the Board to combine the nominating and corporate governance committees of the Board;

         NOW, THEREFORE, Buyer, Norilsk Nickel and the Company, intending to be legally bound hereby, agree as follows:

         1. Amendment to Section 2.4(a). Section 2.4(a) of the Stockholders Agreement is hereby amended and supplemented to add the following sentence before the final sentence thereof:

         "The Board, in its sole discretion, may determine to combine the nominating committee and the corporate governance committee."

         2. No Other Amendment; Limited Effect. Except as expressly specified in
Section 1 hereof, (a) no provision of the Stockholders Agreement is amended or modified by this Amendment and (b) the terms and provisions of the Stockholders Agreement shall continue and remain in full force and effect and shall remain the valid and binding obligation of the parties thereto in accordance with its terms.

         3. Governing Law. This Amendment shall be governed by the governing law provisions set forth in Section 6.6 of the Stockholders Agreement.

         4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.


                            STILLWATER MINING COMPANY


                            By:    /s/ Francis R. McAllister
                               -------------------------------------------------
                            Name:  Francis R. McAllister
                            Title: Chairman and Chief Executive Officer


                            NORIMET LIMITED


                            By:    /s/ Dmitry Razumov
                               -------------------------------------------------
                            Name:  Dmitry Razumov
                            Title: Authorized Representative


                            MMC NORILSK NICKEL


                            By:    /s/ Dmitry Razumov
                               -------------------------------------------------
                            Name:  Dmitry Razumov
                            Title: Deputy General Director



                                       2